Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of eSpeed, Inc. and subsidiaries of our report dated March 14, 2008, and our report relating to the effectiveness of internal control over financial reporting dated March 14, 2008 appearing in the Annual Report on Form 10-K of eSpeed, Inc. and subsidiaries for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectuses, which are part of these Registration Statements.

Filed on Form S-3

Registration Statement No. 333-52154

Filed on Form S-8

Registration Statement No. 333-34324

Registration Statement No. 333-49056

Registration Statement No. 333-109121

/s/    Deloitte & Touche LLP

New York, New York

March 14, 2008